Exhibit (a)(1)(E)

Offer to Purchase

for Cash

All Outstanding Shares of

Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

NeighborCare, Inc.

at

$30.00 Net Per Share

by

Nectarine Acquisition Corp.,

a wholly owned subsidiary of

Omnicare, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 7, 2004, UNLESS THE OFFER IS EXTENDED.

June 4, 2004

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 4, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Omnicare, Inc., a Delaware corporation (“Omnicare”), through Nectarine Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Omnicare, to purchase for cash all of the issued and outstanding shares of common stock, par value $0.02 per share, including the associated preferred stock purchase rights (the “Shares”), of NeighborCare, Inc., a Pennsylvania corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is invited to the following:

1.	The tender price is $30.00 per Share, net to you in cash, without interest.

2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on July 7, 2004, unless the Offer is extended.

3.	The Offer is conditioned upon, among other things, the following:

(i)	The Company’s shareholders having validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer that number of Shares representing, together with the Shares owned by Omnicare, at least eighty percent of the total voting power of all of the outstanding securities of the Company entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis after consummation of the Offer;

(ii)	The Purchaser being satisfied in its reasonable discretion that the acquisition of Shares pursuant to the Offer has been approved pursuant to Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law (the “PBCL”) or that Subchapter F of Chapter 25 of the PBCL does not otherwise restrict the Offer and the Proposed Merger (as defined in the Offer to Purchase) or any subsequent business combination involving the Company and Omnicare;

(iii)	All waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated;

(iv)	The Company’s board of directors redeeming the Rights (as defined in the Offer to Purchase), or Omnicare being satisfied in its reasonable discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger;

(v)	Omnicare having available to it proceeds of the financings contemplated by its existing commitment letter or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company and Omnicare that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof and to pay all related fees and expenses; and

(vi)	The Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare’s ability to acquire the Company or otherwise diminishing the expected economic value to Omnicare of the acquisition of the Company.

4.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lazard Frères & Co. LLC and Lehman Brothers Inc., the Dealer Managers for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF

COMMON STOCK

OF

NEIGHBORCARE, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 4, 2004, and the related Letter of Transmittal, in connection with the offer by Omnicare, through Purchaser, to purchase all of the outstanding shares of common stock, par value $0.02 per share, including the associated preferred stock purchase rights (the “Shares”), of the Company.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	Signature(s)
Shares*	Please type or print name(s)
Please type or print address

Area Code and Telephone Number

Dated:	Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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